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                                                                      Exhibit 21

            List of Subsidiaries of MASSBANK Corp.

MASSBANK Corp. is the parent company of:

      MASSBANK (the "Bank")

MASSBANK has three wholly-owned subsidiaries:

      Readibank Properties, Inc.
      Readibank Investment Corporation
      Melbank Investment Corporation